                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                    CURRENT REPORT PURSUANT TO SECTION 13 OR
                    15(d) OF SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported) April 12, 2001

                              Borders Group, Inc.
             (Exact name of registrant as specified in its charter)

          Michigan                  1-13740              38-3294588
----------------------------       -----------      --------------------
(State or other jurisdiction       (Commission         (IRS Employer
      of incorporation)            File Number)     Identification (No.)

100 Phoenix Drive, Ann Arbor, Michigan                     48108
------------------------------------------------         ----------
(Address of principal executive offices)                  (Zip Code)



Registrant's telephone number, including area code 734-477-1100
                                                   ------------




--------------------------------------------------------------------------
(Former name or former address, if changed since last report.)


                              (End of cover page)

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

     The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Company's consolidated financial statements and the notes thereto.

                                                                       FISCAL YEAR ENDED
                                             ---------------------------------------------------------------------
                                             JANUARY 28,   JANUARY 23,   JANUARY 24,    JANUARY 25,    JANUARY 26,
                                               2001(1)        2000           1999           1998          1997
                                             -----------   -----------   ------------   ------------   -----------
                                                          (DOLLARS IN MILLIONS EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA
Borders Sales..............................   $2,080.3      $1,823.2       $1,521.0       $1,267.4      $  979.1
Waldenbooks Sales..........................      944.3         959.1          948.7          970.0         979.7
International Sales........................      219.2         168.2          120.7           28.6            --
                                              --------      --------       --------       --------      --------
Total Store Sales..........................    3,243.8       2,950.5        2,590.4        2,266.0       1,958.8
Borders.com Sales..........................       27.4          17.9            4.6             --            --
                                              --------      --------       --------       --------      --------
Total Sales................................   $3,271.2      $2,968.4       $2,595.0       $2,266.0      $1,958.8
Operating Income Before Asset Impairments
  and Other Writedowns.....................   $  171.3      $  171.0       $  167.3       $  138.0      $  103.1
Asset Impairments and Other Writedowns            36.2            --             --             --            --
                                              --------      --------       --------       --------      --------
Operating Income from Continuing
  Operations...............................   $  135.1      $  171.0       $  167.3       $  138.0      $  103.1
                                              ========      ========       ========       ========      ========
Income from Continuing Operations..........   $   73.8      $   94.0       $   92.1       $   80.2      $   57.9
Discontinued Operations, Net of Tax
  Loss from Operations of All Wound Up.....       10.8           3.7             --             --            --
  Loss on Disposition of All Wound Up......       19.4            --             --             --            --
                                              --------      --------       --------       --------      --------
Net Income.................................   $   43.6      $   90.3       $   92.1       $   80.2      $   57.9
                                              ========      ========       ========       ========      ========
Diluted Earnings Per Common Share..........   $   0.54      $   1.13       $   1.12       $   0.98      $   0.70
Diluted Earnings Per Common Share from
  Continuing Operations....................   $   0.92      $   1.17       $   1.12       $   0.98      $   0.70
Diluted Earnings Per Common Share Before
  Asset Impairments and Other Writedowns
  and Discontinued Operations..............   $   1.21      $   1.17       $   1.12       $   0.98      $   0.70
BALANCE SHEET DATA
Working Capital............................   $  217.2      $  170.3       $  144.5       $  137.0      $  225.1
Total Assets...............................   $2,047.1      $1,914.8       $1,766.6       $1,534.9      $1,211.0
Short-Term Borrowings......................   $  143.5      $  133.4       $  131.9       $  122.5      $   30.0
Long-Term Debt and Capital Lease
  Obligations, Including Current Portion...   $   15.8      $   18.8       $    8.5       $   10.0      $    6.7
Shares Subject to Repurchase...............   $     --      $     --       $     --       $     --      $   34.1
Stockholders' Equity.......................   $  846.5      $  802.6       $  715.1       $  598.1      $  511.4

-------------------------
(1) The Company's 2000 fiscal year consisted of 53 weeks.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     Borders Group, Inc. (the Company), through its subsidiaries, is the second largest operator of book and music superstores and the largest operator of mall-based bookstores in the world based upon both sales and number of stores. At January 28, 2001, the Company operated 349 superstores primarily under the Borders name, including nine in the United Kingdom, two in Australia, and one each in Singapore, New Zealand, and Puerto Rico. The Company also operated 869 mall-based and other bookstores primarily under the Waldenbooks name, and 31 bookstores under the Books etc. name in the United Kingdom. The Company, through its subsidiary Borders Online, Inc., is also an online retailer of books, music, and video through the operation of its Internet commerce site, Borders.com.

     The Company's business strategy is to continue its growth and increase its profitability through (i) the continued expansion and refinement of its Borders superstore operation in the United States and internationally, (ii) the continued focus on opportunistic store openings in its mall-based bookstore operations and expansion of its kiosk operations, (iii) the development of web-based commerce technologies which enhance the customer experience both in-store and online, and (iv) realization of synergies and economies of scale through a combination of certain of its books and music operations.

     The Company's fiscal year ends on the Sunday immediately preceding the last Wednesday in January. Fiscal 2000 consisted of 53 weeks and ended on January 28, 2001. Fiscal 1999 and 1998 consisted of 52 weeks and ended on January 23, 2000, and January 24, 1999, respectively. References herein to years are to the Company's fiscal years.

RESULTS OF OPERATIONS

     The following table presents the Company's consolidated statement of operations data, as a percentage of sales, for the three most recent fiscal years.

                                                                 JAN. 28,       JAN. 23,       JAN. 24,
                                                                   2001           2000           1999
                                                                 --------       --------       --------
RESULTS OF OPERATIONS
Sales.......................................................       100.0%         100.0%         100.0%
Cost of merchandise sold (includes occupancy)...............        72.0           71.7           71.7
                                                                   -----          -----          -----
Gross margin................................................        28.0           28.3           28.3
Selling, general and administrative expenses................        22.5           22.1           21.5
Pre-opening expense.........................................         0.2            0.3            0.3
Goodwill amortization.......................................         0.1            0.1            0.1
                                                                   -----          -----          -----
Operating income before asset impairments and other
  writedowns................................................         5.2            5.8            6.4
Asset impairments and other writedowns......................         1.1             --             --
                                                                   -----          -----          -----
Operating income............................................         4.1            5.8            6.4
Interest expense............................................         0.4            0.6            0.6
                                                                   -----          -----          -----
Income before income tax....................................         3.7            5.2            5.8
Income tax..................................................         1.4            2.0            2.3
                                                                   -----          -----          -----
Income from continuing operations...........................         2.3            3.2            3.5
Discontinued operations, net of tax:
Loss from operations of All Wound Up........................         0.4            0.2             --
Loss on disposition of All Wound Up.........................         0.6             --             --
                                                                   -----          -----          -----
Net Income..................................................         1.3%           3.0%           3.5%
                                                                   =====          =====          =====

CONSOLIDATED RESULTS

     Consolidated sales increases in fiscal 2000 and 1999 resulted primarily from the opening of new Borders superstores and increases in comparable store sales for Borders superstores.

     Consolidated gross margin decreased as a percentage of sales in 2000, but was flat in 1999. The decrease in 2000 was driven by lower gross margin percentages for both the Borders and Waldenbooks segments. Among the reasons for the decrease in gross margin percentage of Borders was a change in sales mix to lower-margin items. The decrease in gross margin percentage of Waldenbooks was due to its fixed expenses (primarily store occupancy expenses) being spread over a smaller store base and lower sales volume in 2000 compared to 1999.

     Consolidated selling, general and administrative expenses increased in 2000 and 1999 primarily due to continued spending on the Company's strategic initiatives, primarily international superstores and web-based convergence initiatives. The 1999 increase also included a $5.5 million pre-tax charge related to the resignation of the Company's former Chief Executive Officer.

     In the fourth quarter of fiscal 2000, the Company took a pre-tax charge of $36.2 million related to the impairment of certain long-lived assets and other writedowns. The carrying value of long-lived assets are evaluated whenever changes in circumstances indicate the carrying amount of such assets may not be recoverable. In performing such reviews for recoverability, the Company compares the expected cash flows to the carrying value of long-lived assets. If the expected future cash flows are less than the carrying amount of such assets, the Company recognizes an impairment loss for the difference between the carrying amount and their estimated fair value. Fair value is estimated using expected discounted future cash flows. The charge taken in 2000 primarily consisted of $17.7 million for computer hardware and software of Borders.com and $12.5 million for leasehold improvements and furniture and fixtures primarily related to 103 underperforming Walden stores. The remainder of the charge related to employee severance, the costs of certain lease obligations for redundant headquarter buildings, and the write-off of certain equity investments.

     Interest expense decreased as a percentage of sales in 2000 as a result of lower consolidated borrowing levels and was flat in 1999.

     The effective tax rate for the years presented differed from the federal statutory rate primarily as a result of state income taxes. The Company's effective tax rate was 39.4% in 2000, as compared to 39.1% in 1999. The increase is primarily due to changes in the mix of income subject to tax in the various taxing jurisdictions. In 1998, the effective tax rate was 39.0%.

     In January 2001, the Company adopted a plan to discontinue operations of All Wound Up, a seasonal retailer of interactive toys and novelty merchandise the Company had acquired in March 1999. The discontinuance and closure of All Wound Up resulted in an after-tax charge of $19.4 million in the fourth quarter of fiscal 2000, and is reflected in the Consolidated Statements of Operations as a discontinued operation. The charge was substantially non-cash and related primarily to the writeoff of goodwill, inventory and fixed assets.

     The Company includes certain distribution and other expenses in its inventory costs, particularly freight, distribution payroll, and certain occupancy expenses. In addition, certain selling, general and administrative expenses are included in inventory costs. These amounts approximate 2% of total inventory.

SEGMENT RESULTS

     The Company is organized based upon the following operating segments: domestic Borders stores, Waldenbooks stores, international Borders and Books etc. stores, online retailing through Borders.com, and other (consisting of interest expense and certain corporate governance costs). See Note 13 of the Notes to Consolidated Financial Statements for further information relating to these segments.

BORDERS                                                         2000        1999        1998
-------                                                         ----        ----        ----
(DOLLAR AMOUNTS IN MILLIONS)
Sales.......................................................  $2,080.3    $1,823.2    $1,521.0
Net income..................................................  $   82.6    $   72.9    $   52.1
Net income as % of sales....................................       4.0%        4.0%        3.4%
Depreciation and amortization expense.......................  $   52.9    $   47.3    $   42.3
Interest expense............................................  $   12.8    $   16.4    $   16.5
Store openings..............................................        44          46          43
Store count.................................................       335         291         245

     The increases in Borders sales for 2000 and 1999 are primarily the result of new store openings and comparable store sales increases. Borders opened 44 and 46 new stores in 2000 and 1999, respectively, and experienced comparable store sales increases of 2.3% and 5.4% in 2000 and 1999, respectively.

     Net income for 2000 and 1999 increased primarily due to store openings and Borders' ability to leverage fixed costs over a larger sales base. As a percentage of sales, net income for 2000 was flat with 1999 despite a decrease in gross margin percentage and an increase in non-payroll store expenses as a percentage of sales. The decrease in gross margin as a percentage of sales was due to a change in sales mix to DVDs and new-release music, a slight increase in promotional costs, and less leverage of store occupancy costs resulting from lower comparable store sales. Non-payroll store expenses as a percentage of sales increased due to lower comparable store sales increases. These items were offset by lower store payroll costs as a percentage of sales. Net income as a percentage of sales for 1999 was greater than 1998 primarily due to an increase in gross margin percentage resulting from improved shrinkage control and merchandise mix.

     Depreciation and amortization expense increased in 2000 and 1999 as a result of the depreciation expense recognized on new stores' capital expenditures.

     Interest expense decreased in 2000 and 1999 due to lower average borrowing levels.

WALDENBOOKS                                                    2000      1999      1998
-----------                                                    ----      ----      ----
Sales.......................................................  $944.3    $959.1    $948.7
Net income..................................................  $ 40.2    $ 55.5    $ 61.0
Net income as % of sales....................................     4.3%      5.8%      6.4%
Depreciation expense........................................  $ 25.8    $ 23.9    $ 18.8
Interest income.............................................  $ 26.2    $ 22.3    $ 18.9
Store Openings..............................................      11        39        16
Store Closings..............................................      46        35        39
Store Count.................................................     869       904       900

     The decrease in Waldenbooks sales in 2000 is primarily the result of the decrease in store count during the year, coupled with a comparable store sales decrease of 2.9%. The increase in sales in 1999 is primarily the result of an increase in store count during the year, coupled with a comparable store sales increase of 0.7%.

     Net income decreased in 2000 primarily as a result of decreased sales and a $7.8 million after-tax asset impairment charge primarily related to 103 underperforming stores. Net income in 1999 decreased due to a lower gross margin resulting from increased store occupancy expenses. As a percentage of sales, net income for 2000 decreased primarily due to the asset impairment charge and a decrease in gross margin percentage. This was due to increased promotional costs as a percentage of sales, and higher distribution and store occupancy costs as a percentage of sales resulting from the smaller store base and lower sales volume. Net income and net income as a percentage of sales decreased in 1999 primarily due to a lower gross margin percentage resulting from a change in sales mix to lower-margin, best-seller merchandise and increased store occupancy expenses.

     Depreciation expense increased in 2000 and 1999 as a result of the depreciation expense recognized on new stores' and refurbished stores' capital.

     Interest income increased in 2000 and 1999 as a result of Waldenbooks' continued positive cash flow in the years presented.

INTERNATIONAL                                                  2000      1999      1998
-------------                                                  ----      ----      ----
Sales.......................................................  $219.2    $168.2    $120.7
Net loss....................................................  $ 10.2    $  7.9    $  3.2
Net loss as % of sales......................................     4.7%      4.7%      2.7%
Depreciation expense........................................  $  8.8    $  6.5    $  3.5
Interest expense............................................  $ 12.4    $  8.9    $  7.4
Superstore Store Openings...................................       5         4         4
Superstore Store Count......................................      14         9         5
Books etc. Store Openings...................................       6         2         4
Books etc. Store Closings...................................       2         1         1
Books etc. Store Count......................................      31        27        26

     The increases in International sales for 2000 and 1999 are primarily the result of new superstore openings and comparable store sales increases. In 2000, the Company opened three additional stores in the United Kingdom, one additional store in Australia, and the Company's first store in Puerto Rico. In 1999, three stores were opened in the United Kingdom, as well as the Company's first store in New Zealand.

     Net loss for 2000 increased as a result of higher depreciation and interest expense, partially offset by increased operating income generated from the maturation of the prior years' store base. Net loss for 2000 as a percentage of sales remained flat to the prior year. The addition of four new stores in 1999, nearly doubling the superstore count, led to an increased net loss from the prior year. Similar factors led to the change in net loss as a percentage of sales for 1999.

     Depreciation and amortization expense increased in 2000 and 1999 as a result of the depreciation expense recognized on new stores' capital expenditures.

     Interest expense increased in 2000 and 1999 due to higher average borrowing levels necessary to finance investments in new stores.

     Foreign currency transaction gains (losses) were $(0.8) million, $0.2 million, and $0.3 million in 2000, 1999, and 1998, respectively.

BORDERS.COM                                                    2000     1999      1998
-----------                                                    ----     ----      ----
Sales.......................................................  $ 27.4    $17.9    $  4.6
Net loss....................................................  $ 29.7    $17.2    $ 10.5
Net loss as % of sales......................................   108.4%    96.1%    228.3%
Depreciation expense........................................  $  7.8    $ 5.5    $  1.9
Interest expense............................................  $  5.8    $ 4.4    $  2.7

     Borders.com began operations in fiscal 1998. Sales increased 53.1% and 289.1% in 2000 and 1999 respectively.

     Net loss for 2000 increased primarily as a result of an $11.3 million after-tax asset impairment charge related to the computer hardware and software at Borders.com. The increased loss in 1999 over 1998 was due to a full year of the site's operating expense versus a partial year in 1998 due to the site's start up in late 1998. The fluctuations in net loss as a percentage of sales are driven by the same factors.

     Depreciation expense increased in 2000 and 1999 as a result of the depreciation expense recognized on the capital expenditures required to develop and operate the site and to fulfill customer orders.

     Interest expense increased in 2000 and 1999 due to higher average borrowing levels necessary to finance the site's development and operation.

OTHER                                                         2000    1999    1998
-----                                                         ----    ----    ----
Net loss....................................................  $9.1    $9.3    $7.3
Interest expense............................................  $8.3    $9.2    $8.5

     Net loss consists of various corporate governance costs and income. The 2000 net loss remained essentially flat with the prior year due to a $3.5 million after-tax charge related to employee severance and the costs of writing off redundant headquarters buildings and certain equity investments. The change in 1999 was primarily due to a $3.4 million after-tax charge related to the resignation of the Company's former Chief Executive Officer. Interest expense represents corporate-level interest costs not charged to the Company's operating segments.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's principal capital requirements are to fund working capital needs, the opening of new stores, the refurbishment and expansion of existing stores, and continued development of web-based commerce technologies.

     Net cash provided by continuing operations in 2000 was $152.8 million, as compared to $181.3 million in 1999. The current year activity primarily reflects income before non-cash charges for depreciation and amortization offset by cash used for inventories as a result of store expansion at Borders. Inventory net of accounts payable increased primarily due to 49 new Borders stores.

     Net cash used by discontinued operations represents the cash needed for the operations of All Wound Up in fiscal 2000 and 1999.

     Net cash used for investing was primarily for capital expenditures for new stores and the refurbishment of existing stores. Capital expenditures in 2000 primarily reflect the opening of 49 new superstores and 11 new Waldenbooks stores. Additional capital spending in 2000 reflected the development and installation of in-store web-based technology and spending on corporate information technology infrastructure. Capital expenditures in 1999 reflect the opening of 50 new superstores and 39 new Waldenbooks stores. Capital expenditures in 1998 reflected the opening of 47 new superstores, 16 new Waldenbooks stores, a new distribution center and expansion of the home office facility.

     Net cash provided by financing in 2000 was $19.5 million, resulting primarily from net borrowings under the Credit Facility and the issuance of common stock under the Company's employee benefit plans. Net cash used for financing in 1999 was $15.0 million, resulting primarily from the repurchase of common stock of $25.4 million, partially offset by the issuance of common stock under the Company's employee benefit plans.

     The Company expects capital expenditures will decrease to approximately $110.0 to $120.0 million in 2001, resulting primarily from fewer domestic store openings. In addition, capital expenditures will result from international store openings, refurbishment of a number of existing stores, and investment in information systems streamlining. The Company currently plans to open approximately 25 to 30 domestic Borders superstores, five to seven international stores, and ten new Waldenbooks mall stores in 2001. Average cash requirements for the opening of a domestic prototype Borders books and music superstore are $2.3 million, representing capital expenditures of $1.1 million, inventory requirements, net of related accounts payable, of $1.1 million and $0.1 million of pre-opening costs. Average cash requirements to open a new or expanded Waldenbooks store range from $0.4 million to $0.7 million, depending on the size and format of the store. The Company plans to lease new store locations predominantly under operating leases.

     The Company plans to execute its expansion plans for its Borders superstores and other strategic initiatives principally with funds generated from operations and financing through the Lease and Credit Facilities. The Company believes funds generated from operations, borrowings under the Credit Facility and financing through the Lease Facility will be sufficient to fund its anticipated capital requirements for at least the next two to three years. As discussed below, the Credit and Lease Facilities expire in October 2002, but the Company expects to be able to successfully renew the Facilities. The Company believes that its borrowing costs may increase beginning in November 2002, if financial market conditions are unchanged.

     The Company currently has a share repurchase program in place with remaining authorization to repurchase approximately $66.8 million. During 2000 and 1999, $9.2 million and $25.4 million of common stock was repurchased, respectively.

     The Company has a $472.8 million multicurrency credit agreement (the Credit Facility) which expires in October 2002. Borrowings under the Credit Facility bear interest at a base rate or an increment over LIBOR at the Company's option. The Credit Facility contains covenants which limit, among other things, the Company's ability to incur indebtedness, grant liens, make acquisitions, merge, declare dividends, dispose of assets, issue or repurchase its common stock in excess of $100.0 million (plus any proceeds and tax benefits resulting from stock option exercises and tax benefits resulting from restricted shares purchased by employees from the Company), and require the Company to meet certain financial measures regarding fixed charge coverage, leverage and tangible net worth. The Company is prohibited under the Credit Facility from paying cash dividends on common shares.

     The Company has a $175.0 million lease financing facility (the Lease Facility) to finance new stores and other property through operating leases which expires in October 2002. The Lease Facility provides financing to lessors through loans from a third party lender for up to 95% of a project cost. It is expected that lessors will make equity contributions approximating 5% of each project. Independent of its obligations as lessee, the Company guarantees payment when due of all amounts required to be paid to the third party lender. The principal amount guaranteed will be limited to approximately 89% of the original cost of a project, so long as the Company is not in default under the lease relating to such project. The Lease Facility contains covenants and events of default that are similar to those contained in the Credit Facility described above.

     There were 40 properties financed through the Lease Facility, with a financed value of $163.1 million, at January 28, 2001. Management believes that the rental payments for properties financed through the Lease Facility may be lower than those which the Company could obtain elsewhere due to, among other factors, (i) the lower borrowing rates available to the Company's landlords under the facility, and (ii) the fact that rental payments for properties financed through the facility do not include amortization of the principal amounts of the landlords' indebtedness related to the properties. Rental payments relating to such properties will be adjusted when permanent financing is obtained to reflect the interest rates available at the time of the refinancing and the amortization of principal. In October 2000, the Company transferred four properties previously financed under the Lease Facility, with a total financed value of $13.8 million, to a new temporary facility with terms similar to those of the Lease Facility. In February 2001, two of these properties were transferred back to the Lease Facility, and two were permanently financed through operating leases. Also in February 2001, ten additional properties previously financed through the Lease Facility with a total financed value of $44.6 million were permanently financed through operating leases.

     During 1994, the Company entered into agreements in which leases with respect to four Borders' locations serve as collateral for certain mortgage pass-through certificates. These mortgage pass-through certificates include a provision requiring the Company to repurchase the underlying mortgage notes in certain events, including the failure by the Company to make payments of rent under the related leases, the failure by Kmart Corporation (the former parent of the Company) to maintain required investment grade ratings or the termination of the guarantee by Kmart of the Company's obligations under the related leases (which would require mutual consent of Kmart and Borders). In the event the Company is required to repurchase all of the underlying mortgage notes, the Company would be obligated to pay approximately $36.6 million. The Company would expect to fund this obligation through its line of credit.

     The Company is subject to risk resulting from interest rate fluctuations, as interest on the Company's borrowings is principally based on variable rates. The Company's objective in managing its exposure to interest rate fluctuations is to limit the impact of interest rate changes on earnings and cash flows and to lower its overall borrowing costs. The Company primarily utilizes interest rate swaps and collars to achieve this objective, effectively converting a portion of its variable-rate exposures to fixed interest rates.

     LIBOR is the rate upon which the Company's variable rate debt, and its payments under the Lease Facility, are principally based. If LIBOR were to increase 1% for the full year in 2001 as compared to the end of 2000, the Company's after-tax earnings, after considering the effects of its interest rate swap agreements, would decrease $0.7 million based on the Company's expected average outstanding debt, including its indirect borrowings under the Lease Facility, as of January 28, 2001.

     A portion of the Company's operations takes place in foreign jurisdictions, primarily the United Kingdom, Australia, New Zealand and Singapore. As a result, the Company's financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in the foreign markets in which the Company operates. The Company has generally not used derivative instruments to manage this risk.

SEASONALITY

     The Company's business is highly seasonal, with sales significantly higher and substantially all operating income realized during the fourth quarter, which includes the Christmas selling season. The information below excludes discontinued operations and asset impairments and other writedowns.

                                                                    FISCAL 2000 QUARTER ENDED
                                                          ---------------------------------------------
                                                          APRIL        JULY       OCTOBER      JANUARY
(DOLLARS IN MILLIONS)                                     -----        ----       -------      -------
Sales...................................................  $679.7      $698.4      $701.0       $1,192.1
Operating income (loss).................................     3.4         3.4        (0.1)         164.6
% of full year:
  Sales.................................................    20.8%       21.4%       21.4%          36.4%
  Operating income......................................     2.0         2.0         0.0           96.0

                                                                    FISCAL 1999 QUARTER ENDED
                                                          ---------------------------------------------
                                                          APRIL        JULY       OCTOBER      JANUARY
(DOLLARS IN MILLIONS)                                     -----        ----       -------      -------
Sales...................................................  $617.9      $628.6      $651.1       $1,070.8
Operating income (loss).................................    (2.4)        1.8         5.8          165.8
% of full year:
  Sales.................................................    20.8%       21.2%       21.9%          36.1%
  Operating income......................................    (1.4)        1.1         3.4           96.9

                                                                    FISCAL 1998 QUARTER ENDED
                                                          ---------------------------------------------
                                                          APRIL        JULY       OCTOBER      JANUARY
(DOLLARS IN MILLIONS)                                     -----        ----       -------      -------
Sales...................................................  $545.3      $546.0      $558.3       $  945.4
Operating income........................................     9.0         7.9         3.2          147.2
% of full year:
  Sales.................................................    21.0%       21.1%       21.5%          36.4%
  Operating income......................................     5.4         4.7         1.9           88.0

OTHER MATTERS

Subsequent Event

     Subsequent to the Company's fiscal year-end, the Company entered into an agreement with Ingram Book Group ("Ingram"), a wholesaler of books, spoken audio and magazines, pursuant to which Ingram will provide book fulfillment services for the Company's special order and online sales. The transaction includes the sale of approximately $12.0 million of the Company's book inventory to Ingram, and will result in an after-tax charge of approximately $15.0 to $20.0 million to be taken in the first quarter of fiscal 2001. This charge is substantially non-cash and is primarily related to the writedown of assets used by the current Company-owned facility to fulfill special order and online sales, including warehouse equipment, hardware and software, and a reduction of recorded inventory.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Consolidated Statements of Operations for the fiscal years
  ended January 28, 2001, January 23, 2000 and January 24,
  1999......................................................   10
Consolidated Balance Sheets as of January 28, 2001 and
  January 23, 2000..........................................   11
Consolidated Statements of Cash Flows for the fiscal years
  ended January 28, 2001, January 23, 2000 and January 24,
  1999......................................................   12
Consolidated Statements of Stockholders' Equity for the
  fiscal years ended January 28, 2001, January 23, 2000 and
  January 24, 1999..........................................   13
Notes to Consolidated Financial Statements..................   14
Report of Independent Auditors..............................   28

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                         FISCAL YEAR ENDED
                                                             -----------------------------------------
                                                             JANUARY 28,    JANUARY 23,    JANUARY 24,
                                                                2001           2000           1999
(DOLLARS IN MILLIONS EXCEPT PER SHARE DATA)                  -----------    -----------    -----------
Sales......................................................   $3,271.2       $2,968.4       $2,595.0
Cost of merchandise sold (includes occupancy)..............    2,354.5        2,127.6        1,859.4
                                                              --------       --------       --------
Gross margin...............................................      916.7          840.8          735.6
Selling, general and administrative expenses...............      736.2          659.2          557.6
Pre-opening expense........................................        6.4            7.8            7.8
Asset impairments and other writedowns.....................       36.2             --             --
Goodwill amortization......................................        2.8            2.8            2.9
                                                              --------       --------       --------
Operating income...........................................      135.1          171.0          167.3
Interest expense...........................................       13.1           16.6           16.2
                                                              --------       --------       --------
Income from continuing operations before income tax........      122.0          154.4          151.1
Income tax provision.......................................       48.2           60.4           59.0
                                                              --------       --------       --------
Income from continuing operations..........................       73.8           94.0           92.1
Discontinued operations (Note 3)
  Loss from operations of All Wound Up, net of income tax
     credits of $7.0 and $2.4..............................       10.8            3.7             --
  Loss on disposition of All Wound Up, net of deferred
     income tax credit of $8.9.............................       19.4             --             --
                                                              --------       --------       --------
Net income.................................................   $   43.6       $   90.3       $   92.1
                                                              ========       ========       ========
Earnings (loss) per common share data (Note 2)
  Diluted earnings (loss) per common share:
     Continuing operations.................................   $   0.92       $   1.17       $   1.12
     Discontinued operations...............................      (0.38)         (0.04)            --
                                                              --------       --------       --------
     Net diluted earnings per common share.................   $   0.54       $   1.13       $   1.12
                                                              ========       ========       ========
  Basic earnings (loss) per common share:
     Continuing operations.................................   $   0.94       $   1.21       $   1.20
     Discontinued operations...............................      (0.38)         (0.05)            --
                                                              --------       --------       --------
     Net basic earnings per common share...................   $   0.56       $   1.16       $   1.20
                                                              ========       ========       ========

          See accompanying Notes to Consolidated Financial Statements.

                          CONSOLIDATED BALANCE SHEETS

                                                                  FISCAL YEAR ENDED
                                                              --------------------------
                                                              JANUARY 28,    JANUARY 23,
                                                                 2001           2000
(DOLLARS IN MILLIONS EXCEPT SHARE AMOUNTS)                    -----------    -----------
                           ASSETS
Current Assets:
  Cash and cash equivalents.................................   $   59.1       $   41.6
  Merchandise inventories...................................    1,201.2        1,077.7
  Accounts receivable and other current assets..............       73.7           68.9
  Deferred income taxes.....................................        1.1           10.0
                                                               --------       --------
     Total Current Assets...................................    1,335.1        1,198.2
Property and equipment, net.................................      562.3          558.2
Other assets................................................       34.2           36.5
Deferred income taxes.......................................       22.3            0.1
Goodwill, net of accumulated amortization of $53.1 and
  $49.5, respectively.......................................       93.2          121.8
                                                               --------       --------
                                                               $2,047.1       $1,914.8
                                                               ========       ========
            LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Short-term borrowings and current portion of long-term
     debt...................................................   $  144.4       $  136.1
  Trade accounts payable....................................      623.6          580.4
  Accrued payroll and other liabilities.....................      256.6          232.2
  Taxes, including income taxes.............................       93.3           79.2
                                                               --------       --------
     Total Current Liabilities..............................    1,117.9        1,027.9
Long-term debt and capital lease obligations................       15.0           16.2
Other long-term liabilities.................................       67.7           68.1
Commitments and contingencies (Note 7)......................         --             --
                                                               --------       --------
     Total Liabilities......................................    1,200.6        1,112.2
                                                               --------       --------
Stockholders' Equity:
  Common stock, 200,000,000 shares authorized; 78,649,501
     and 77,687,829 shares issued and outstanding at January
     28, 2001 and January 23, 2000, respectively............      685.2          679.6
  Deferred compensation and officer receivables.............       (1.0)          (3.9)
  Accumulated other comprehensive income (loss).............       (8.0)           0.2
  Retained earnings.........................................      170.3          126.7
                                                               --------       --------
       Total Stockholders' Equity...........................      846.5          802.6
                                                               --------       --------
                                                               $2,047.1       $1,914.8
                                                               ========       ========

          See accompanying Notes to Consolidated Financial Statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                            FISCAL YEAR ENDED
                                                                -----------------------------------------
                                                                JANUARY 28,    JANUARY 23,    JANUARY 24,
                                                                   2001           2000           1999
(DOLLARS IN MILLIONS)                                           -----------    -----------    -----------
Cash Provided by (used for):
Operations
  Income from continuing operations.........................      $  73.8        $  94.0        $  92.1
  Adjustments to reconcile net income to operating cash
     flows:
     Depreciation and amortization..........................         95.3           83.5           66.7
     (Increase) decrease in deferred income taxes...........         (4.6)           7.4           10.2
     Increase (decrease) in other long-term assets and
       liabilities..........................................          6.0            8.2            1.9
     Asset impairments and other writedowns.................         23.0             --             --
  Cash provided by (used for) current assets and current
     liabilities:
     Increase in inventories................................       (136.5)         (50.4)        (140.5)
     Increase (decrease) in accounts payable................         45.0          (29.2)         126.5
     Increase in taxes payable..............................         35.2           60.8            2.9
     Other -- net...........................................         15.6            7.0            6.4
                                                                  -------        -------        -------
     Net cash provided by continuing operations.............        152.8          181.3          166.2
     Net cash used for discontinued operations..............        (14.2)          (8.3)            --
                                                                  -------        -------        -------
     Net cash provided by operations........................        138.6          173.0          166.2
                                                                  -------        -------        -------
Investing
  Capital expenditures......................................       (138.7)        (143.5)        (179.8)
  Net investing activities of discontinued operations.......         (2.4)         (15.7)            --
                                                                  -------        -------        -------
     Net cash used for investing............................       (141.1)        (159.2)        (179.8)
                                                                  -------        -------        -------
Financing
  Repayment of long-term debt and capital lease
     obligations............................................         (4.2)          (1.2)          (4.6)
  Increase in capital lease obligations.....................           --            0.5            3.0
  Repayment of debt assumed in acquisition..................           --           (2.0)            --
  Proceeds from construction funding........................           --             --            1.3
  Net funding from credit facility..........................         21.4            1.5            9.4
  Issuance of common stock..................................         11.5           11.6           33.9
  Repurchase of common stock................................         (9.2)         (25.4)         (51.7)
                                                                  -------        -------        -------
     Net cash provided by (used for) financing..............         19.5          (15.0)          (8.7)
                                                                  -------        -------        -------
Effect of exchange rates on cash and equivalents............          0.5             --             --
Net increase (decrease) in cash and equivalents.............         17.5           (1.2)         (22.3)
Cash and equivalents at beginning of year...................         41.6           42.8           65.1
                                                                  -------        -------        -------
Cash and equivalents at end of year.........................      $  59.1        $  41.6        $  42.8
                                                                  =======        =======        =======
Supplemental Cash Flow Disclosures:
  Interest paid.............................................      $  15.8        $  18.0        $  16.2
  Income taxes paid.........................................      $  38.6        $   6.4        $  42.1
  Debt and liabilities assumed in business acquisition......      $    --        $   6.5        $    --

          See accompanying Notes to Consolidated Financial Statements.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                               DEFERRED      ACCUMULATED      RETAINED
                                          COMMON STOCK       COMPENSATION       OTHER         EARNINGS
                                       -------------------   AND OFFICER    COMPREHENSIVE   (ACCUMULATED
                                         SHARES     AMOUNT   RECEIVABLES    INCOME (LOSS)     DEFICIT)     TOTAL
                                         ------     ------   ------------   -------------   ------------   -----
(DOLLARS IN MILLIONS EXCEPT SHARE AMOUNTS)
Balance at January 25, 1998.........   75,395,998   $661.0      $(6.3)          $(0.9)         $(55.7)     $598.1
                                       ----------   ------      -----           -----          ------      ------
Net income..........................           --       --         --              --            92.1        92.1
Issuance of common stock............    4,171,059     38.3       (6.6)             --              --        31.7
Repurchase and retirement of common
  stock.............................   (1,871,933)   (51.7)        --              --              --       (51.7)
Tax benefit of equity
  compensation......................           --     39.7         --              --              --        39.7
Change in receivables and deferred
  compensation......................           --       --        5.2              --              --         5.2
                                       ----------   ------      -----           -----          ------      ------
Balance at January 24, 1999.........   77,695,124   $687.3      $(7.7)          $(0.9)         $ 36.4      $715.1
                                       ----------   ------      -----           -----          ------      ------
Net income..........................           --       --         --              --            90.3        90.3
Foreign currency translation
  adjustments.......................           --       --         --             1.1              --         1.1
                                                                                                           ------
Comprehensive income................                                                                         91.4
Issuance of common stock............    2,444,055     11.5         --              --              --        11.5
Repurchase and retirement of common
  stock.............................   (2,451,350)   (25.4)        --              --              --       (25.4)
Tax benefit of equity
  compensation......................           --      6.2         --              --              --         6.2
Change in receivables and deferred
  compensation......................           --       --        3.8              --              --         3.8
                                       ----------   ------      -----           -----          ------      ------
Balance at January 23, 2000.........   77,687,829   $679.6      $(3.9)          $ 0.2          $126.7      $802.6
                                       ----------   ------      -----           -----          ------      ------
Net income..........................           --       --         --              --            43.6        43.6
Foreign currency translation
  adjustments.......................           --       --         --            (8.2)             --        (8.2)
                                                                                                           ------
Comprehensive income................                                                                         35.4
Issuance of common stock............    1,596,475     11.5         --              --              --        11.5
Repurchase and retirement of common
  stock.............................     (634,803)    (9.2)        --              --              --        (9.2)
Tax benefit of equity
  compensation......................           --      3.3         --              --              --         3.3
Change in receivables and deferred
  compensation......................           --       --        2.9              --              --         2.9
                                       ----------   ------      -----           -----          ------      ------
Balance at January 28, 2001.........   78,649,501   $685.2      $(1.0)          $(8.0)         $170.3      $846.5
                                       ==========   ======      =====           =====          ======      ======

          See accompanying Notes to Consolidated Financial Statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (DOLLARS IN MILLIONS EXCEPT PER COMMON SHARE DATA)

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Nature of Business: Borders Group, Inc. (the Company), through its subsidiaries, operates book and music superstores, mall-based bookstores and other bookstores in the United States, United Kingdom, Australia, Singapore, New Zealand and Puerto Rico. The Company, through its subsidiary Borders Online, Inc., is also an online retailer of books, music, and video through the operation of its Internet commerce site, Borders.com. The Company's subsidiaries include Borders, Inc. (Borders), Walden Book Company, Inc. (Walden), Borders
(UK) Limited (formerly Books etc.) and Borders Online, Inc.

     Principles of Consolidation: The consolidated financial statements include the accounts of the Company and all majority-owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

     Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Fiscal Year: The Company's fiscal year ends on the Sunday immediately preceding the last Wednesday in January. Fiscal 2000 consisted of 53 weeks and ended on January 28, 2001. Fiscal 1999 and 1998 consisted of 52 weeks and ended on January 23, 2000, and January 24, 1999, respectively.

     Foreign Currency and Translation of Foreign Subsidiaries: All assets and liabilities of the Company's foreign operations are translated into U.S. dollars at fiscal period-end exchange rates. Income and expense items are translated at average exchange rates prevailing during the year. The resulting translation adjustments are recorded as a component of stockholders' equity and other comprehensive income. The functional currencies of the Companies' foreign operations are the respective local currencies. Foreign currency translation gains/(losses) were $(0.8), $0.2, and $0.3 in 2000, 1999, and 1998, respectively.

     Cash and Equivalents: Cash and equivalents include short-term investments with original maturities of 90 days or less.

     Inventories: Merchandise inventories are valued on a first-in, first-out
(FIFO) basis at the lower of cost or market using the retail inventory method. The Company includes certain distribution and other expenses in its inventory costs, totaling $87.7 and $79.8 as of January 28, 2001, and January 23, 2000, respectively.

     Property and Equipment: Property and equipment are recorded at cost, including capitalized interest, and depreciated over their estimated useful lives on a straight-line basis for financial statement purposes and on accelerated methods for income tax purposes. Most store properties are leased and improvements are amortized over the term of the lease, generally over 5 to 20 years. Other annual rates used in computing depreciation for financial statement purposes are 2% to 3% for buildings and 10% to 33% for other fixtures and equipment. Amortization of assets under capital leases is included in depreciation expense.

     During fiscal 1999, the Company shortened the estimated depreciable lives of certain categories of personal computer equipment to three years and extended the estimated depreciable lives of certain store fixtures up to ten years. The Company believes that these changes better reflect the useful lives of these assets. The Company accounted for this as a change in estimate; accordingly, the Company will utilize the new depreciable lives prospectively. These changes did not have a material impact on the Company's financial position or results of operations during fiscal 2000 or 1999.

     The carrying value of long-lived assets and certain identifiable intangible assets are evaluated whenever changes in circumstances indicate the carrying amount of such assets may not be recoverable.

     Goodwill: Goodwill is amortized over 20 to 40 years on a straight-line basis. The Company evaluates the recoverability of goodwill using a fair value methodology whenever events or changes in circumstances indicate that the carrying amount of goodwill may not be recoverable. This methodology is applied separately to each of the

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLARS IN MILLIONS EXCEPT PER COMMON SHARE DATA) (CONTINUED)

businesses for which the Company has recorded goodwill. In determining the fair value, the median price/earnings (P/E) multiple for similar growth retail companies, or the median earnings before depreciation and amortization, interest and taxes (EBITDA) multiple for mature companies, is calculated based upon actual quoted market prices per share and analysts' consensus earnings estimates for these companies. The applicable multiple is applied to earnings or EBITDA to arrive at an overall fair value of the respective companies. The Company evaluates any indicated impairment as temporary or permanent, and records appropriate charges (if any) to operations for permanent impairments.

     Financial Instruments: The recorded values of the Company's financial instruments, which include accounts receivable, accounts payable, and indebtedness, approximate their fair values.

     The Company has entered into interest rate swap and collar agreements to reduce the impact of changes in interest rates on its variable-rate debt and amounts outstanding under the Lease Facility. The net cash amounts paid or received by the Company resulting from these agreements are recognized as an adjustment to interest expense in the period to which the amounts paid or received relate.

     Revenue: Revenue is recognized, net of estimated returns, at the point of sale for all of the Company's segments except Borders.com, which recognizes revenue upon the shipment of merchandise to customers.

     Pre-Opening and Closing Costs: In fiscal 1999, the Company adopted the American Institute of Certified Public Accountants' Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-Up Activities," which requires store pre-opening costs to be expensed as incurred. The Company had expensed store pre-opening costs in the first fiscal month of a store's operations. This SOP does not permit restatement of amounts recorded prior to the adoption of the SOP; however, adoption of this SOP did not have a material impact on the Company's financial position, results of operations, or liquidity in fiscal 2000 or fiscal 1999.

     When the decision to close a store is made, the Company provides for the future net lease obligation and other expenses directly related to discontinuance of operations of the store.

     Preferred Reader Program: Walden sells memberships in its Preferred Reader Program, which offers members discounts on purchases and other benefits. Membership fees are deferred and recognized over the 12-month membership period.

     Equity-Based Compensation: The Company accounts for equity-based compensation under the guidance of APB No. 25. See Note 11 for discussion of the pro forma net income calculated under FAS 123.

     New Accounting Guidance: In June 1998, the Financial Accounting Standards Board issued Statement No. 133, "Accounting For Derivative Instruments and Hedging Activities (FAS 133), as amended by Statement Nos. 137 and 138, which the Company adopted effective January 29, 2001. Changes in derivative fair values will either be recognized in earnings as offsets to the changes in fair value of related hedged assets, liabilities and firm commitments or, for forecasted transactions, deferred and recorded as a component of other stockholders' equity until the hedged transactions occur and are recognized in earnings. The ineffective portion of a hedging derivative's change in fair value will be immediately recognized in earnings. The effect of adopting FAS 133 was not material to the Company's financial position or results of operations.

     Reclassifications: Certain prior year amounts have been reclassified to conform to fiscal 2000 presentation.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLARS IN MILLIONS EXCEPT PER COMMON SHARE DATA) (CONTINUED)

NOTE 2 -- WEIGHTED-AVERAGE SHARES OUTSTANDING

     Weighted-average shares outstanding are calculated as follows (thousands):

                                                          2000        1999        1998
                                                          ----        ----        ----
Weighted-average common shares outstanding -- basic
  earnings per share.................................    78,374      77,577      76,631
Dilutive effect of employee stock options............     1,914       2,641       5,872
                                                         ------      ------      ------
Weighted-average common shares outstanding--diluted
  earnings per share.................................    80,288      80,218      82,503
                                                         ======      ======      ======

     Unexercised employee stock options to purchase 14.3 million, 10.2 million and 9.1 million common shares as of January 28, 2001, January 23, 2000, and January 24, 1999, respectively, were not included in the weighted-average shares outstanding calculation because to do so would have been antidilutive.

NOTE 3 -- DISCONTINUED OPERATIONS

     In March 1999, the Company purchased All Wound Up, a seasonal retailer of interactive toys and novelty merchandise for a purchase price of $19.7 (excluding debt repayment), allocated primarily to fixed assets, inventory, and goodwill. The acquisition has been accounted for as a purchase.

     In January 2001, the Company adopted a plan to discontinue operations of All Wound Up. Accordingly, the operating results of the All Wound Up operations, including a writeoff of leasehold improvements, equipment and deferred charges of approximately $19.4, have been segregated from continuing operations and reported as a separate line item on the statement of operations. The Company has restated its prior financial statements to present the operating results of All Wound Up as a discontinued operation.

     Operating results (exclusive of the aforementioned provisions) from discontinued operations are as follows:

                                                               2000       1999
                                                               ----       ----
Net sales...................................................  $ 23.2      $30.8
Costs and expenses:
  Cost of sales.............................................    25.4       20.5
  Selling, general and administrative expenses..............    12.0       14.4
  Goodwill..................................................     0.9        0.7
                                                              ------      -----
Operating loss..............................................   (15.1)      (4.8)
Other deductions............................................     2.7        1.3
                                                              ------      -----
Loss before income tax......................................   (17.8)      (6.1)
Income tax credit...........................................    (7.0)      (2.4)
                                                              ------      -----
Net loss from operations....................................  $(10.8)     $(3.7)
                                                              ======      =====

     The components of net assets of discontinued operations included in the Company's consolidated balance sheets at January 28, 2001, and January 23, 2000, are as follows:

                                                              2000       1999
                                                              ----       ----
Net assets                                                    $14.6      $31.6
Net liabilities                                                 2.7        8.3
                                                              -----      -----
                                                              $11.9      $23.3
                                                              =====      =====

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLARS IN MILLIONS EXCEPT PER COMMON SHARE DATA) (CONTINUED)

NOTE 4 -- ASSET IMPAIRMENTS AND OTHER WRITEDOWNS

     In the fourth quarter of fiscal 2000, the Company took a pre-tax charge of $36.2 related to the impairment of certain long-lived assets and other writedowns. The carrying value of long-lived assets are evaluated whenever changes in circumstances indicate the carrying amount of such assets may not be recoverable. In performing such reviews for recoverability, the Company compares the expected cash flows to the carrying value of long-lived assets. If the expected future cash flows are less than the carrying amount of such assets, the Company recognizes an impairment loss for the difference between the carrying amount and their estimated fair value. Fair value is estimated using expected discounted future cash flows. The charge taken in 2000 primarily consisted of $17.7 for computer hardware and software of Borders.com and $12.5 for leasehold improvements and furniture and fixtures of underperforming Walden stores. The remainder of the charge was related to employee severance, the costs of certain lease obligations for redundant headquarter buildings, and the writeoff of certain equity investments.

NOTE 5 -- PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                                2000         1999
                                                                ----         ----
Property and equipment:
  Land......................................................  $   10.2      $  10.2
  Buildings.................................................       3.5          5.3
  Leasehold improvements....................................     339.6        307.8
  Furniture and fixtures....................................     712.1        593.9
  Construction in progress..................................      12.8         36.4
                                                              --------      -------
                                                               1,078.2        953.6
Less -- accumulated depreciation and amortization...........    (515.9)      (395.4)
                                                              --------      -------
Property and equipment, net.................................  $  562.3      $ 558.2
                                                              ========      =======

NOTE 6 -- INCOME TAXES

     The income tax provision from continuing operations consists of the following:

                                                              2000       1999       1998
                                                              ----       ----       ----
Current:
  Federal...................................................  $46.0      $45.4      $40.9
  State and local...........................................    5.3        7.4        7.9
  Foreign...................................................    0.3        0.2         --
Deferred:
  Federal...................................................   (0.6)      10.2       11.7
  State and local...........................................    1.0        0.7         --
  Foreign...................................................   (3.8)      (3.5)      (1.5)
                                                              -----      -----      -----
Total income tax provision..................................  $48.2      $60.4      $59.0
                                                              =====      =====      =====

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLARS IN MILLIONS EXCEPT PER COMMON SHARE DATA) (CONTINUED)

     A reconciliation of the federal statutory rate to the Company's effective tax rate follows:

                                                              2000       1999       1998
                                                              ----       ----       ----
Federal statutory rate......................................  $42.8      $54.0      $52.9
State and local taxes, net of federal tax benefit...........    4.1        5.3        5.2
Other.......................................................    1.3        1.1        0.9
                                                              -----      -----      -----
Total income tax provision..................................  $48.2      $60.4      $59.0
                                                              =====      =====      =====

     Deferred tax assets and liabilities resulted from the following:

                                                              2000       1999
                                                              ----       ----
Deferred tax assets:
  Federal benefit for state deferred taxes..................  $ 1.7      $ 0.9
  Accruals and other current liabilities....................    3.9        8.6
  Deferred revenue..........................................    6.1        7.0
  Other long-term liabilities...............................    3.1        2.6
  Deferred compensation.....................................    7.2        8.1
  Deferred rent.............................................   21.2       19.4
  Net operating losses......................................    8.2        5.0
  Asset impairments and other writedowns....................   25.2        6.3
                                                              -----      -----
  Total deferred tax assets.................................   76.6       57.9
                                                              -----      -----
Deferred tax liabilities:
  Inventory.................................................   12.2        9.1
  Property and equipment....................................   37.9       35.3
  Other.....................................................    3.1        3.4
                                                              -----      -----
  Total deferred tax liabilities............................   53.2       47.8
                                                              -----      -----
Net deferred tax assets.....................................  $23.4      $10.1
                                                              =====      =====

     The Company has tax net operating loss carryforwards in foreign jurisdictions totaling $28.4 as of January 28, 2001, $16.3 as of January 23, 2000, and $5.7 as of January 24, 1999. These losses have an indefinite carryforward period.

NOTE 7 -- COMMITMENTS AND CONTINGENCIES

     During 1994, the Company entered into agreements in which leases with respect to four Borders' locations serve as collateral for certain mortgage pass-through certificates. These mortgage pass-through certificates include a provision requiring the Company to repurchase the underlying mortgage notes in certain events, including the failure by the Company to make payments of rent under the related leases, the failure by Kmart Corporation to maintain required investment grade ratings or the termination of the guarantee by Kmart Corporation of the Company's obligations under the related leases (which would require the mutual consent of Kmart Corporation and Borders). In the event the Company is required to repurchase all of the underlying mortgage notes, the Company would be obligated to pay approximately $36.6.

     In March 1998, the American Booksellers Association ("ABA") and 26 independent bookstores filed a lawsuit in the United States District Court for the Northern District of California against the Company and Barnes & Noble, Inc. alleging violations of the Robinson-Patman Act, the California Unfair Trade Practice Act and the California Unfair Competition Act. The Complaint seeks injunctive and declaratory relief; treble damages on behalf of each of the bookstore plaintiffs, and, with respect to the California bookstore plaintiffs, any other damages permitted by

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLARS IN MILLIONS EXCEPT PER COMMON SHARE DATA) (CONTINUED)

California law; disgorgement of money, property and gains wrongfully obtained in connection with the purchase of books for resale, or offered for resale, in California from March 18, 1994, until the action is completed and prejudgment interest on any amounts awarded in the action, as well as attorney fees and costs. The plaintiffs have provided a report estimating damages against the Company, exclusive of interest, as follows: (i) between an aggregate of approximately $2.8 and approximately $3.3 (before trebling) with respect to the Robinson-Patman Act claims of the 26 independent bookseller plaintiffs, and (ii) between an aggregate of approximately $5.5 and approximately $6.4 with respect to the disgorgement claims under California law for the geographic areas of the California plaintiffs. The Company's pleadings in the action deny any liability to plaintiffs, and the Company disputes plaintiffs' claims of damages. On November 16, 2000, the court granted the motion of the Company and Barnes & Noble to dismiss the disgorgement claims brought by the ABA under California law on behalf of independent booksellers in the state of California who are not named in the litigation. On March 19, 2001, the court dismissed all of the damage claims of the plaintiffs. The trial of the remaining claims is scheduled for April 9, 2001. The Company intends to vigorously defend the action.

     The Intimate Bookshop, Inc. ("Intimate") and Lucky, Inc. have instituted actions against the Company and Waldenbooks, respectfully, containing allegations and claims similar to those contained in the ABA litigation described above. The Intimate Amended Complaint alleges that Intimate has suffered $11.3 or more in damages and requests treble damages, injunctive and declaratory relief, interest, costs, attorneys' fees and other unspecified relief. The Lucky, Inc. Amended Complaint alleges that the plaintiffs have suffered more than $75,000 in damages and requests treble damages, injunctive and declaratory relief, interest, costs, attorneys' fees and other unspecified relief. The Company intends to vigorously defend these actions.

     Two former employees, individually and on behalf of a purported class, consisting of all current and former employees who worked as assistant managers in Borders stores at any time between April 10, 1996, and the present, have filed an action against Borders in the Superior Court of California for the County of San Francisco. The action alleges that the individual plaintiffs and the purported class members worked hours for which they were entitled to receive, but did not receive, overtime compensation under California law, and that they were classified as "exempt" store management employees but were forced to work more than 50% of their time in non-exempt tasks. The Amended Complaint alleges violations of the California Labor Code and the California Business and Professions Code. The relief sought includes compensatory and punitive damages, penalties, preliminary and permanent injunctions requiring Borders to pay overtime compensation as required under California and Federal law, prejudgment interest, costs and attorneys fees and such other relief as the court deems proper. The Company intends to vigorously defend the action, including contesting the certification of the action as a class action.

     The Company has not included any liability in its financial statements in connection with the lawsuits described above and has expensed as incurred all costs to date.

     In addition to the matters described above, the Company is from time to time involved in or affected by other litigation incidental to the conduct of its businesses. The Company does not believe that any such other litigation will have a material adverse effect on its liquidity, financial position or results of operations.

NOTE 8 -- DEBT

     The Company has a $472.8 multicurrency credit agreement (the Credit Facility) which expires in October 2002. Borrowings under the Credit Facility bear interest at a base rate or an increment over LIBOR at the Company's option. The Credit Facility contains covenants which limit, among other things, the Company's ability to incur indebtedness, grant liens, make acquisitions, merge, declare dividends, dispose of assets, issue or repurchase its common stock in excess of $100.0 (plus any proceeds and tax benefits resulting from stock option exercises and tax benefits resulting from restricted shares purchased by employees from the Company), and require the Company to meet certain financial measures regarding fixed charge coverage, leverage and tangible net worth. The Company is prohibited under the Credit Facility from paying cash dividends on common shares. The Company had borrowings

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLARS IN MILLIONS EXCEPT PER COMMON SHARE DATA) (CONTINUED)

outstanding under the Credit Facility of $143.5 at January 28, 2001, and $133.4 at January 23, 2000. The weighted average interest rate in 2000 and 1999 was approximately 6.8% and 5.7%, respectively.

     The Company's long-term debt obligations consist of capital lease liabilities at January 28, 2001. Scheduled principal payments and capitalized lease obligations as of January 28, 2001 are as follows: 2001 -- $0.9; 2002 -- $0.8; 2003 -- $0.8; 2004 -- $0.8; 2005 -- $0.8; 2006 and, thereafter, -- $11.7.

NOTE 9 -- LEASES

     Operating Leases: The Company conducts operations primarily in leased facilities. Store leases are generally for terms of 5 to 20 years. Borders' leases generally contain multiple three to five-year renewal options which allow Borders the option to extend the life of the leases up to 25 years beyond the initial noncancellable term. Walden's leases generally do not contain renewal options. Certain leases provide for additional rental payments based on a percentage of sales in excess of a specified base. Also, certain leases provide for the payment by the Company of executory costs (taxes, maintenance and insurance).

     Lease Commitments: Future minimum lease payments under operating leases at January 28, 2001, total $260.4 in 2001, $247.9 in 2002, $228.4 in 2003, $208.1 in 2004, $193.1 in 2005, $1,793.0 in all later years and, in the aggregate, total $2,930.9.

     Rental Expenses: A summary of operating lease rental expense and short-term rentals follows:

                                                         2000        1999        1998
                                                         ----        ----        ----
Rental Expenses:
  Minimum rentals...................................    $277.7      $252.6      $222.3
  Percentage rentals................................       2.0         2.0         2.3
                                                        ------      ------      ------
          Total.....................................    $279.7      $254.6      $224.6
                                                        ======      ======      ======

     Capitalized Leases: The Company accounts for three stores and certain computer equipment under capital leases. At January 28, 2001, the Company's commitments under leases accounted for as capital leases aggregated $15.8.

     Lease Financing Facility: The Company has a $175.0 lease financing facility (the Lease Facility) to finance new stores and other property through operating leases, which expires in October 2002. The Lease Facility provides financing to lessors through loans from a third party lender for up to 95% of a project cost. It is expected that lessors will make equity contributions approximating 5% of each project. Independent of its obligations as lessee, the Company guarantees payment when due of all amounts required to be paid to the third party lender. The principal amount guaranteed is limited to approximately 89% of the original cost of a project so long as the Company is not in default under the lease relating to such project. The Lease Facility contains covenants and events of default that are similar to those contained in the Credit Facility described above. There was $163.1 and $162.9 outstanding under the Lease Facility at January 28, 2001, and January 23, 2000, respectively. In October 2000, the Company transferred four properties previously financed under the Lease Facility with a total financed value of $13.8 to a new temporary facility with terms similar to those of the Lease Facility. In February 2001, two of these properties were transferred back to the Lease Facility, and two were permanently financed through operating leases. Also in February 2001, ten additional properties previously financed through the Lease Facility with a total financed value of $44.6 were permanently financed through operating leases.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLARS IN MILLIONS EXCEPT PER COMMON SHARE DATA) (CONTINUED)

NOTE 10 -- EMPLOYEE BENEFIT PLANS

     Employee Savings Plan: Employees of the Company who meet certain requirements as to age and service are eligible to participate in the Company's Savings Plan. The Company's expense related to this plan was $3.2, $2.9 and $2.5 for 2000, 1999 and 1998, respectively.

NOTE 11 -- STOCK-BASED BENEFIT PLANS

     Stock Option Plans: The Company has various stock option plans pursuant to which the Company may grant options to purchase its common stock. The exercise price of options granted under these plans will generally not be less than the fair value per share of the Company's common stock at the date of grant with vesting periods up to six years from grant date and maximum option terms up to ten years from grant date. Options have been granted under the plans to all full-time employees of the Company and its subsidiaries with 30 days or more of service. At January 28, 2001, the Company has 34.5 million shares authorized for the grant of stock options under these plans.

     Stock Purchase Plans: The Company has a management stock purchase plan (the Management Plan) and an employee stock purchase plan (the Employee Plan). Under the Management Plan, the Company's senior management personnel are required to use 20%, and may use up to 100%, of their annual incentive bonuses to purchase restricted shares of the Company's common stock, at a 20% discount from the fair value of the same number of unrestricted shares of common stock. Restricted shares of common stock purchased under the Management Plan will generally be restricted from sale or transfer for three years from date of purchase. The Employee Plan allows the Company's associates not covered under the Management Plan to purchase shares of the Company's common stock at a 15% discount from their fair market value.

     The Company recognizes compensation expense for the discount on restricted shares of common stock purchased under the Management Plan. Such discounts are recognized as expense on a straight-line basis over the three-year period during which the shares are restricted from sale or transfer. The Company is not required to record compensation expense with respect to shares purchased under the Employee Plan.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLARS IN MILLIONS EXCEPT PER COMMON SHARE DATA) (CONTINUED)

     A summary of the information relative to the Company's stock option plans follows:

                                                                                WEIGHTED
                                                               NUMBER           AVERAGE
                                                              OF SHARES      EXERCISE PRICE
                                                              ---------      --------------
                                                                    (NUMBER OF SHARES
                                                                      IN THOUSANDS)
Outstanding at January 25, 1998.............................   21,297             16.58
  Granted...................................................    3,549             27.17
  Exercised.................................................    3,759              9.57
  Forfeited.................................................    1,901             22.51
Outstanding at January 24, 1999.............................   19,186             19.36
  Granted...................................................    5,468             14.49
  Exercised.................................................    2,181              7.53
  Forfeited.................................................    3,909             21.24
Outstanding at January 23, 2000.............................   18,564             18.89
  Granted...................................................    4,811             13.25
  Exercised.................................................    1,397              7.52
  Forfeited.................................................    4,324             20.80
Outstanding at January 28, 2001.............................   17,654             17.82
Balance exercisable at:
  January 24, 1999..........................................    5,365             11.87
  January 23, 2000..........................................    4,639             14.26
  January 28, 2001..........................................    6,803             16.80

     The weighted-average fair values of options at their grant date where the exercise price equals the market price on the grant date were $5.17, $5.84 and $11.52 in 2000, 1999 and 1998, respectively.

     As permitted, the Company has adopted the disclosure-only option of Financial Accounting Standards Board Statement No. 123, "Accounting for Stock Based Compensation" (FAS 123). The pro forma net income had the Company adopted the fair-value accounting provisions of FAS 123 would have been $31.6, $68.3 and $72.6 in 2000, 1999, and 1998, respectively. Pro forma diluted and basic earnings per share would have been $0.39, $0.85 and $0.88 and $0.40, $0.88, and $0.95 in 2000, 1999 and 1998, respectively.

     The Black-Scholes option valuation model was used to calculate the fair market value of the options at the grant date for the purpose of disclosures required by FAS 123. The following assumptions were used in the calculation:

                                                              2000          1999         1998
                                                              ----          ----         ----
Risk-Free Interest Rate.................................      4.8-6.8%     4.9-6.7%     4.2-6.8%
Expected Life...........................................  2.5-10 years   3-10 years   3-10 years
Expected Volatility.....................................    33.3-40.9%   33.3-40.3%   33.3-40.7%
Expected Dividends......................................            0%           0%           0%

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLARS IN MILLIONS EXCEPT PER COMMON SHARE DATA) (CONTINUED)

     The following table summarizes the information regarding stock options outstanding at January 28, 2001 (number of shares in thousands):

                                    OUTSTANDING                             EXERCISABLE
                  -----------------------------------------------   ----------------------------
   RANGE OF       NUMBER OF   WEIGHTED AVERAGE   WEIGHTED AVERAGE   NUMBER OF   WEIGHTED AVERAGE
EXERCISE PRICES    SHARES      REMAINING LIFE     EXERCISE PRICE     SHARES      EXERCISE PRICE
---------------   ---------   ----------------   ----------------   ---------   ----------------
$ 6.81-$10.22       2,993           4.4               $ 8.69          2,231          $ 8.69
$10.23-$13.63       4,154           5.5                12.78            137           12.31
$13.64-$17.03       3,809           7.4                14.54          1,704           14.53
$17.04-$20.44       1,226           5.0                17.60            750           17.55
$20.45-$27.25       1,081           5.5                24.11            731           24.11
$27.26-$30.66       3,456           6.7                29.79            926           29.75
$30.67-$34.06         935           6.9                31.64            324           31.36

     A summary of the information relative to the Company's stock purchase plans follows:

                                                    NUMBER OF       WEIGHTED AVERAGE       WEIGHTED AVERAGE
                                                     SHARES          PURCHASE PRICE        AT GRANT DATE FMV
                                                    ---------       ----------------       -----------------
                                                                (NUMBER OF SHARES IN THOUSANDS)
STOCK ISSUED UNDER STOCK PURCHASE PLANS
Management Plan
  1998..........................................        68                19.52                  24.40
  1999..........................................       106                10.91                  13.64
  2000..........................................        13                10.56                  13.21
Employee Plan
  1998..........................................       115                24.78                  29.15
  1999..........................................       118                12.79                  15.05
  2000..........................................        65                12.38                  14.56

NOTE 12 -- FINANCIAL INSTRUMENTS

     The Company enters into interest rate swap and collar agreements to reduce the impact of changes in interest rates on its variable-rate debt and amounts outstanding under the Lease Facility. The swap agreements are contracts to exchange variable-rate for fixed-interest payments periodically over the life of the agreements without the exchange of the underlying notional amounts. The collar agreements are contracts to effectively limit the variability of interest on a portion of the Company's variable-rate debt. The notional amounts of these agreements are used to measure interest paid or received and do not represent the amount of exposure to credit loss.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLARS IN MILLIONS EXCEPT PER COMMON SHARE DATA) (CONTINUED)

     As of January 28, 2001, and January 23, 2000, the Company had the following interest rate instruments in effect:

                                                      JANUARY 28, 2001
                                    ----------------------------------------------------
                                                                                   FAIR
                                    NOTIONAL       STRIKE                         MARKET
                                     AMOUNT         RATE           PERIOD         VALUE
                                    --------       ------          ------         ------
Interest Rate Swaps...............  $50.0           6.0%          1/00-1/01        $0.0
                                    $75.0           5.7%          1/00-1/03        $0.7
                                    $33.0(a)        6.6%         10/98-10/03       $0.7
                                    $33.0(a)        6.9%          9/98-9/03        $1.3

       ---------------------------------------
       (a)  Notional amount is the U.S. Dollar equivalent of 20.0 British
            Pounds.

                                                     JANUARY 23, 2000
                                   -----------------------------------------------------
                                                                                   FAIR
                                   NOTIONAL        STRIKE                         MARKET
                                    AMOUNT          RATE           PERIOD         VALUE
                                   --------        ------          ------         ------
Interest Rate Swaps..............  $175.0           4.6%          1/99-1/00        $0.1
                                   $ 33.0(a)        6.6%         10/98-10/03       $0.3
                                   $ 33.0(a)        6.9%          9/98-9/03        $0.2
Interest Rate Collar.............  $100.0         4.1%-5.5%      1/99-12/00        $0.7

       ---------------------------------------
       (a)  Notional amount is the U.S. Dollar equivalent of 20.0 British
            Pounds.

     During fiscal 2001, the Company entered into interest rate swaps with notional amounts of $50.0 and $100.0, which effectively converted variable rate U.S. dollar-denominated borrowings to fixed rates of 5.1% and 5.2%, respectively. These swap agreements expire one year from the date the Company entered into the agreements.

NOTE 13 -- SEGMENT INFORMATION

     The Company is organized based upon the following operating segments: domestic Borders stores, international Borders and Books etc. stores, Walden stores, online retailing through Borders.com, and other (consisting of interest expense and certain corporate governance costs).

     The accounting policies of the segments are the same as those described in the "Summary of Significant Accounting Policies." Segment data includes charges allocating all corporate headquarters costs to each segment. Transactions between segments, consisting principally of inventory transfers, are recorded primarily at cost. The Company evaluates the performance of its segments and allocates resources to them based on anticipated future contribution. Amounts relating to All Wound Up have been reclassified from the Waldenbooks segment to discontinued operations.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLARS IN MILLIONS EXCEPT PER COMMON SHARE DATA) (CONTINUED)

                                                                  2000          1999          1998
                                                                  ----          ----          ----
Sales:
  Borders...................................................    $2,080.3      $1,823.2      $1,521.0
  Waldenbooks...............................................       944.3         959.1         948.7
  International.............................................       219.2         168.2         120.7
                                                                --------      --------      --------
Total stores................................................     3,243.8       2,950.5       2,590.4
  Borders.com...............................................        27.4          17.9           4.6
                                                                --------      --------      --------
Total continuing operations.................................    $3,271.2      $2,968.4      $2,595.0
                                                                ========      ========      ========
Interest expense (income):
  Borders...................................................    $   12.8      $   16.4      $   16.5
  Waldenbooks...............................................       (26.2)        (22.3)        (18.9)
  International.............................................        12.4           8.9           7.4
  Other.....................................................         8.3           9.2           8.5
                                                                --------      --------      --------
Total stores................................................         7.3          12.2          13.5
  Borders.com...............................................         5.8           4.4           2.7
                                                                --------      --------      --------
Total continuing operations.................................    $   13.1      $   16.6      $   16.2
                                                                ========      ========      ========
Income tax expense (benefit):
  Borders...................................................    $   52.8      $   48.4      $   34.6
  Waldenbooks...............................................        24.2          34.7          36.8
  International.............................................        (6.8)         (5.8)         (3.8)
  Other.....................................................        (5.2)         (6.7)         (2.4)
                                                                --------      --------      --------
Total stores................................................        65.0          70.6          65.2
  Borders.com...............................................       (16.8)        (10.2)         (6.2)
                                                                --------      --------      --------
Total continuing operations.................................    $   48.2      $   60.4      $   59.0
                                                                ========      ========      ========
Depreciation and amortization expense:
  Borders...................................................    $   52.9      $   47.3      $   42.3
  Waldenbooks...............................................        25.8          23.9          18.8
  International.............................................         8.8           6.5           3.5
  Other.....................................................          --           0.3           0.2
                                                                --------      --------      --------
Total stores................................................        87.5          78.0          64.8
  Borders.com...............................................         7.8           5.5           1.9
                                                                --------      --------      --------
Total continuing operations.................................    $   95.3      $   83.5      $   66.7
                                                                ========      ========      ========
Net income (loss):
  Borders...................................................    $   82.6      $   72.9      $   52.1
  Waldenbooks...............................................        40.2          55.5          61.0
  International.............................................       (10.2)         (7.9)         (3.2)
  Other.....................................................        (9.1)         (9.3)         (7.3)
                                                                --------      --------      --------
Total stores................................................       103.5         111.2         102.6
  Borders.com...............................................       (29.7)        (17.2)        (10.5)
                                                                --------      --------      --------
Total continuing operations.................................        73.8          94.0          92.1
  Discontinued operations...................................       (30.2)         (3.7)           --
                                                                --------      --------      --------
Total net income (loss).....................................    $   43.6      $   90.3      $   92.1
                                                                ========      ========      ========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLARS IN MILLIONS EXCEPT PER COMMON SHARE DATA) (CONTINUED)

                                                                  2000          1999
                                                                  ----          ----
Total assets:
  Borders...................................................    $1,264.7      $1,136.7
  Waldenbooks...............................................       432.0         416.0
  International.............................................       216.1         200.9
  Other.....................................................    75.4....          72.6
                                                                --------      --------
Total stores................................................     1,988.2       1,826.2
  Borders.com...............................................        44.3          57.0
                                                                --------      --------
Total continuing operations.................................     2,032.5       1,883.2
  Discontinued operations...................................        14.6          31.6
                                                                --------      --------
Total assets................................................    $2,047.1      $1,914.8
                                                                ========      ========
Capital expenditures:
  Borders...................................................    $   81.2      $   64.1
  Waldenbooks...............................................        19.3          26.5
  International.............................................        16.0          24.4
  Other.....................................................        15.8          17.1
                                                                --------      --------
Total stores................................................       132.3         132.1
  Borders.com...............................................         6.4          11.4
                                                                --------      --------
Total continuing operations.................................       138.7         143.5
  Discontinued operations...................................         2.4           1.2
                                                                --------      --------
Total capital expenditures..................................    $  141.1      $  144.7
                                                                ========      ========

     Total assets for the "Other" operating segment include certain corporate headquarters asset balances which have not been allocated to the other segments; however, depreciation expense associated with such assets has been allocated to the other segments.

     Long-lived assets by geographic area are as follows:

                                                                 2000        1999        1998
                                                                 ----        ----        ----
Long-lived assets:
  Domestic..................................................    $566.8      $567.9      $510.8
  International.............................................     145.2       148.7       122.5
                                                                ------      ------      ------
                                                                $712.0      $716.6      $633.3
                                                                ======      ======      ======

NOTE 14 -- SUBSEQUENT EVENT

     Subsequent to the Company's fiscal year-end, the Company entered into an agreement with Ingram Book Group ("Ingram"), a wholesaler of books, spoken audio and magazines, pursuant to which Ingram will provide book fulfillment services for the Company's special order and online sales. The transaction includes the sale of approximately $12.0 of the Company's book inventory to Ingram, and will result in an after-tax charge of approximately $15.0 to $20.0 to be taken in the first quarter of fiscal 2001. This charge is substantially non-cash and is primarily related to the writedown of assets used by the current Company-owned facility to fulfill special order and online sales, including warehouse equipment, hardware and software, and a reduction of recorded inventory.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLARS IN MILLIONS EXCEPT PER COMMON SHARE DATA) (CONTINUED)

NOTE 15 -- UNAUDITED QUARTERLY FINANCIAL DATA

                                                                      FISCAL 2000 QUARTER ENDED
                                                               ---------------------------------------
                                                               APRIL      JULY     OCTOBER    JANUARY
(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)                 -----      ----     -------    -------
Sales......................................................    $679.7    $698.4    $701.0     $1,192.1
Cost of merchandise sold (includes occupancy)..............     503.9     518.0     523.7        808.9
Operating income (loss)....................................       3.5       3.4      (0.1)       128.3
Income (loss) from continuing operations...................       0.7        --      (2.6)        75.7
Net income (loss)..........................................      (0.9)     (1.6)     (5.0)        51.1
Diluted earnings (loss) per common share from continuing
  operations...............................................      0.01        --     (0.03)        0.95
Basic earnings (loss) per common share from continuing
  operations...............................................      0.01        --     (0.03)        0.96
                                                                      FISCAL 1999 QUARTER ENDED
                                                               ---------------------------------------
                                                               APRIL      JULY     OCTOBER    JANUARY
                                                               -----      ----     -------    -------
Sales......................................................    $617.9    $628.6    $651.1     $1,070.8
Cost of merchandise sold (includes occupancy)..............     456.7     467.2     479.5        724.2
Operating income (loss)....................................      (2.4)      1.8       5.8        165.8
Income (loss) from continuing operations...................      (4.0)     (1.6)      0.7         98.9
Net income (loss)..........................................      (4.1)     (2.6)     (1.5)        98.5
Diluted earnings (loss) per common share from continuing
  operations...............................................     (0.05)    (0.02)     0.01         1.23
Basic earnings (loss) per common share from continuing
  operations...............................................     (0.05)    (0.02)     0.01         1.28

     Earnings per share amounts for each quarter are required to be computed independently and may not equal the amount computed for the total year.

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of Borders Group, Inc.

     We have audited the accompanying consolidated balance sheet of Borders Group, Inc. as of January 28, 2001, and the related consolidated statement of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the January 28, 2001 financial statements referred to above present fairly, in all material respects, the consolidated financial position of Borders Group, Inc. at January 28, 2001, and the consolidated results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

/s/ ERNST & YOUNG LLP

Detroit, Michigan
March 15, 2001

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of Borders Group, Inc.

     In our opinion, the accompanying consolidated balance sheet as of January 23, 2000, and the related consolidated statements of operations, of cash flows and of stockholders' equity for each of the two years in the period then ended, present fairly, in all material respects, the financial position, results of operations and cash flows of Borders Group, Inc. and its subsidiaries at January 23, 2000 and for each of the two years in the period then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion. We have not audited the consolidated financial statements of Borders Group, Inc. for any period subsequent to January 23, 2000.

/s/ PRICEWATERHOUSECOOPERS LLP
Bloomfield Hills, Michigan
March 6, 2000

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

                                   BORDERS GROUP, INC.
                                   (Registrant)

Date: April 12, 2001               By:  /s/  Edward W. Wilhelm
                                       ---------------------------
                                        Edward W. Wilhelm
                                        Senior Vice President and Chief
                                        Financial Officer
                                        (Principal Financial and
                                        Accounting Officer)

                                 EXHIBIT INDEX

Exhibit   Description
Number
23.1      Consent of Ernst & Young LLP
23.2      Consent of PricewaterhouseCoopers LLP